Exhibit 11


               [PAUL, HASTINGS, JANOFSKY & WALKER LLP LETTERHEAD]




April __, 2004                                                       37269.00001



Excelsior Funds, Inc.
One Freedom Valley Drive
Oaks, Pennsylvania 19456


Re: Reorganization of the Pan European Fund into the International Fund of Excelsior Funds, Inc.

Ladies and Gentlemen:

We have acted as counsel to Excelsior Funds, Inc. ("Excelsior") a Maryland corporation, in connection with the reorganization of the Pan European Fund, an investment portfolio of Excelsior, into the International Fund, an investment portfolio of Excelsior, in accordance with a Plan of Reorganization (the "Plan") adopted by the Board of Directors of Excelsior on November 14, 2003, and to be presented to shareholders of Excelsior's Pan European Fund on April 7, 2004. Pursuant to the Plan all of the then-existing assets of the Pan European Fund will be transferred to the International Fund in exchange for: (i) the assumption of all the obligations and liabilities of the Pan European Fund by the International Fund and (ii) the issuance and delivery to the Pan European Fund of full and franchised shares of the International Fund's shares of Common Stock (the "Shares"), and such Shares shall be distributed by the Pan European Fund pro rata to its shareholders upon its liquidation (the "Reorganization"). This opinion is furnished to you pursuant to section D.2.a.(i) of the Plan. Capitalized terms used herein without definition which are defined in the Plan have the same respective meanings herein as therein.

In rendering this opinion, (i) we have relied upon our knowledge that the Board of Directors of Excelsior, including a majority of the directors who are not interested persons, have determined that the Reorganization is in the best interests of the existing shareholders of Pan European Fund, and (ii) we have relied as to factual matters on representations provided by the officers of Excelsior and have not independently established or verified the accuracy of such factual matters.

We have acted as U.S. counsel to Excelsior in connection with the Reorganization.

As counsel for Excelsior, we have reviewed the Articles of Incorporation, as amended and supplemented, By-Laws, as amended, resolutions of the Board of Directors, registration statements (including the prospectuses contained therein), and the combined prospectus/proxy statement prepared in contemplation of the Reorganization and filed with the Securities and Exchange Commission under the inquiries of public officials and officers of Excelsior and have


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Excelsior Funds, Inc.
April ___, 2004
Page 2


examined originals, certified copies or copies otherwise identified to our satisfaction of such other documents, records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion. With respect to all documents we reviewed or examined, we have assumed the genuineness of all signatures on original documents and the conformity to the original documents of all copies.

We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not express any opinion as to the laws of other states or jurisdictions except as to matters of federal law and, with respect to the limited scope of this opinion, Maryland corporate law.

Based upon, and subject to, the foregoing, we are of the opinion that:

     (1) Excelsior is organized as a Maryland corporation and is validly existing under the laws of Maryland with full corporate power to act as open-end investment company of the management type registered under the Investment Company Act of 1940, as amended,

     (2) the Plan and the Reorganization provided for therein have been duly authorized and approved by all requisite corporate action of Excelsior, making said Plan and the Reorganization valid, binding and enforceable upon Excelsior, and

     (3) the Shares to be issued pursuant to the Reorganization will be duly authorized and upon issuance thereof in accordance with the Plan will be validly issued, fully paid and non-assessable shares.


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Excelsior Funds, Inc.
April ___, 2004
Page 3


This opinion letter is solely for your benefit and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm. This opinion letter is rendered as of the date hereof. We specifically disclaim any responsibility to update or supplement this opinion letter to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.

Very truly yours,



PAUL, HASTINGS, JANOFSKY & WALKER LLP